Exhibit 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Jeffrey Goldberger / Philip Carlson

+1 212.896.1249 / +1 212.896.1233

jgoldberger@kcsa.com / pcarlson@kcsa.com

RHINO RESOURCE PARTNERS LP ANNOUNCES

THIRD QUARTER DISTRIBUTION AND EARNINGS

RELEASE DATE

LEXINGTON, KY (October 21, 2011) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) today is pleased to announce a cash distribution of $0.48 per common unit and subordinated unit, or $1.92 per unit on an annualized basis.  This is a 5.5% increase above the previous quarterly distribution and a 7.9% increase above the initial distribution set at the time of Rhino’s initial public offering in September 2010.  This distribution will be paid on November 14, 2011 to all unitholders of record as of the close of business on November 1, 2011.

Rhino today also announced that it plans to release its 2011 third quarter financial results on Tuesday, November 8, 2011 before the market opens.  In connection with the earnings release, Rhino will host a conference call and webcast for investors and analysts to discuss its results for the quarter on Tuesday, November 8, 2011, at 10:00 am (ET).

Participants should call 866-804-6925 (United States/Canada) or 857-350-1671 (International) and utilize the confirmation code 90257735. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 85607204. The recording will be available from 1:00 pm (ET) on Tuesday, November 8, 2011 through Tuesday, November 15, 2011 at 11:59 p.m. (ET). A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’. The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, it leases coal through its Elk Horn subsidiary, and it owns oil and gas acreage in the Utica and Cana Woodford plays.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP (“Wexford”). Wexford is an SEC registered investment advisor with over $6.5 billion of assets under management. Formed in 1994, Wexford manages a series of private equity and hedge funds. Wexford prides itself on its independent thinking and opportunistic investment style and has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors. In addition to creating Rhino, Wexford and its affiliated companies are active owners/developers of acreage in a number of the domestic U.S. conventional and unconventional oil and gas plays, with current and former positions in the Permian Basin, Bakken, Barnett Shale, Niobrara, and more recently the Utica Shale. Its portfolio includes in excess of 200 operating oil and gas wells. In addition, through its affiliate Grizzly Oil Sands, Wexford controls approximately 600,000 acres in the Athabasca tar sands which it is currently developing, and has a separate gas exploration development venture in the Phu Horm region of northern Thailand. Lastly, Wexford has created several companies in the drilling and energy services sector. Through Wexford’s extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino. Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

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